Filed Pursuant to Rule 433
Registration No. 333-272447

Canadian Imperial Bank of Commerce Market Linked Securities

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the Nasdaq-100 Index® and the EURO STOXX 50® Index due October 29, 2029

Term Sheet to Preliminary Pricing Supplement dated September 30, 2025

Summary of Terms

Issuer	Canadian Imperial Bank of Commerce (“CIBC”)
Market Measure	The lowest performing of the Russell 2000® Index (Bloomberg ticker symbol “RTY”), the Nasdaq-100 Index® (Bloomberg ticker symbol “NDX”) and the EURO STOXX 50® Index (Bloomberg ticker symbol “SX5E”) (each an “Index,” and collectively the “Indices”)
Face Amount (Original Offering Price)	The principal amount of $1,000 per security
Pricing Date*	October 31, 2025
Issue Date*	November 5, 2025
Final Calculation Day*	October 24, 2029
Stated Maturity Date*	October 29, 2029
Contingent Coupon Payments	On each Coupon Payment Date, you will receive a Contingent Coupon Payment at a per annum rate equal to the Contingent Coupon Rate if, and only if, the Closing Level of the Lowest Performing Index on the related Coupon Determination Date is greater than or equal to its Coupon Threshold Level. Each quarterly Contingent Coupon Payment, if any, will be calculated per security as follows: ($1,000 × Contingent Coupon Rate) / 4
Contingent Coupon Rate	At least 9.25% per annum, to be determined on the Pricing Date
Coupon Determination Dates*	Quarterly, on the 24th of each January, April, July and October, commencing January 2026 and ending on the Final Calculation Day, each subject to postponement
Coupon Payment Dates	Quarterly, on the third Business Day following each Coupon Determination Date, provided that the Coupon Payment Date with respect to the Final Calculation Day will be the Stated Maturity Date
Automatic Call	If the Closing Level of the Lowest Performing Index on any Call Observation Date is greater than or equal to its Starting Level, the securities will be automatically called, and you will receive a cash payment per security equal to the face amount plus a final Contingent Coupon Payment on the related Call Payment Date.
Call Observation Dates*	Quarterly, the Coupon Determination Dates beginning April 2026 and ending July 2029 (together with the Coupon Determination Dates, the “Calculation Days”)
Call Payment Dates	The third Business Day following the applicable Call Observation Date
Maturity Payment Amount (per security)

• if the Ending Level of the Lowest Performing Index on the Final Calculation Day is greater than or equal to its Downside Threshold Level: $1,000; or

• if the Ending Level of the Lowest Performing Index on the Final Calculation Day is less than its Downside Threshold Level:

$1,000 × Performance Factor of the Lowest Performing Index on the Final Calculation Day

Lowest Performing Index	For any Calculation Day, the Index with the lowest Performance Factor on such Calculation Day.
Performance Factor	For an Index on any Calculation Day, its Closing Level on such Calculation Day divided by its Starting Level (expressed as a percentage).
Starting Level	For each Index, its Closing Level on the Pricing Date
Ending Level	For each Index, its Closing Level on the Final Calculation Day
Coupon Threshold Level	For each Index, 75% of its Starting Level
Downside Threshold Level	For each Index, 75% of its Starting Level
*Subject to change

Summary of Terms (Continued)

Calculation Agent	CIBC
Denominations	$1,000 and integral multiples of $1,000 in excess thereof
Agent’s Underwriting Discount and Other Fees	Up to 2.575%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 1.75% and WFA will receive a distribution expense fee of 0.075%. In addition, in respect of certain securities sold in this offering, the Issuer may pay a fee of up to 0.20% per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.
CUSIP / ISIN	13609FAW4 / US13609FAW41
Material Tax Consequences:	See the preliminary pricing supplement.

Hypothetical Payout Profile (Maturity Payment Amount)

If the securities are not automatically called prior to maturity and the Ending Level of the Lowest Performing Index on the Final Calculation Day is less than its Downside Threshold Level, you will have full downside exposure to the decrease in the level of the Lowest Performing Index from its Starting Level and will lose more than 25%, and possibly all, of the face amount of your securities at maturity.

Any positive return on the securities will be limited to the sum of your Contingent Coupon Payments, if any. You will not participate in any appreciation of any Index, but you will have full downside exposure to the Lowest Performing Index on the Final Calculation Day if the securities are not automatically called and the Ending Level of that Index is less than its Downside Threshold Level.

The Issuer’s estimated value of the securities on the Pricing Date, based on the Issuer’s internal pricing models, is expected to be at least $917.00 per security but less than the original offering price. The estimated value of the securities is not an indication of actual profit to the Issuer or to any of the Issuer’s affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC (“Wells Fargo Securities”) or any other person may be willing to buy the securities from you at any time after issuance. See “The Estimated Value of the Securities” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/1045520/000110465925095135/tm2524819d73_424b2.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and beginning on page PRS-9 of the accompanying preliminary pricing supplement, and “Risk Factors” beginning on page S-1 of the underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus before making a decision to invest in the securities. If the terms described in the preliminary pricing supplement are inconsistent with those described herein, the terms described in the preliminary pricing supplement will control.

NOT A BANK DEPOSIT AND NOT INSURED BY THE CANADA DEPOSIT INSURANCE CORPORATION, THE U.S. FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” in the accompanying preliminary pricing supplement, and the “Risk Factors” in the accompanying underlying supplement, prospectus supplement and prospectus. Please review those risk disclosures carefully.

Risks Relating To The Structure Of The Securities

•	If The Securities Are Not Automatically Called Prior To Maturity, You May Lose A Significant Portion Or All Of The Face Amount Of Your Securities At Maturity.
•	The Securities Do Not Provide For Fixed Payments Of Interest And You May Receive No Coupon Payments On One Or More Coupon Payment Dates, Or Even Throughout The Entire Term Of The Securities.
•	The Securities Are Subject To The Full Risks Of Each Index And Will Be Negatively Affected If Any Index Performs Poorly, Even If The Other Indices Perform Favorably.
•	Your Return On The Securities Will Depend Solely On The Performance Of The Lowest Performing Index On Each Calculation Day, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Indices.
•	You Will Be Subject To Risks Resulting From The Relationship Among The Indices.
•	You May Be Fully Exposed To The Decline In The Lowest Performing Index On The Final Calculation Day From Its Starting Level, But Will Not Participate In Any Positive Performance Of Any Index, And Your Maximum Possible Return On The Securities Will Be Limited To The Sum Of Any Contingent Coupon Payments.
•	Higher Contingent Coupon Rates Are Associated With Greater Risk.
•	You Will Be Subject To Reinvestment Risk.
•	A Coupon Payment Date, A Call Payment Date And The Stated Maturity Date May Be Postponed If A Calculation Day Is Postponed.

Risk Relating To The Credit Risk Of CIBC

•	The Securities Are Subject To The Credit Risk Of Canadian Imperial Bank of Commerce.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

•	Our Estimated Value Of The Securities Will Be Lower Than The Original Offering Price Of The Securities.
•	Our Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others’ Estimates.
•	Our Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.
•	The Estimated Value Of The Securities Will Not Be An Indication Of The Price, If Any, At Which Wells Fargo Securities Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.
•	The Value Of The Securities Prior To Maturity Or Automatic Call Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating To The Indices

•	An Investment In The Securities Is Subject To Risks Associated With Investing In Stocks With A Small Market Capitalization.
•	There Are Risks Associated With Investments In Securities Linked To The Value Of Non-U.S. Equity Securities.
•	An Investment In The Securities Is Subject To Risks Associated With Foreign Securities Markets.
•	The Securities Will Not Be Adjusted For Changes In Exchange Rates.

Risks Relating To Conflicts Of Interest

•	We Or One Of Our Affiliates Will Be The Calculation Agent And, As A Result, Potential Conflicts Of Interest Could Arise.
•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests.

Risks Relating To Tax

•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.
•	There Can Be No Assurance That The Canadian Federal Income Tax Consequences Of An Investment In The Securities Will Not Change In The Future.

The Issuer has filed a registration statement (including a prospectus, a prospectus supplement, an underlying supplement and a product supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement, the underlying supplement and the product supplement in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any agent or any dealer participating in the offering will arrange to send you the prospectus, the prospectus supplement, the underlying supplement and the product supplement if you request them by calling your financial advisor or by calling Wells Fargo Securities at 866-346-7732.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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